Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of December 10, 2021 by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street” or the “Transfer Agent”), and each trust listed on Schedule A attached hereto (each such trust being referred to as a/the “Trust”), which Schedule A may be updated from time to time in writing by the parties hereto.

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust may offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 12 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios” (for any Trust without Portfolios, references in this Agreement to one or more “Portfolio(s)” of such Trust shall be deemed to refer to such Trust);

WHEREAS, each Portfolio will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently American Funds Distributors, Inc. (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, the Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto intending to be legally bound hereby agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Portfolios hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Portfolio.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust on behalf of each Portfolio, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;
(ii)	receive and process orders for the purchase of Creation Units from the Distributor or the Trust, subject to a subsequent determination of acceptance by the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Portfolio as identified by the Trust (the “Custodian”);
(iii)	generate or cause to be generated and transmitted confirmation of receipt of such purchase orders and redemption requests to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);
(iv)	receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;
(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;
(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust ;
(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;
(viii)	record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Portfolio; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)	maintain and manage, as agent for the Trust and each Portfolio, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Portfolio’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;
(x)	process any request from an Authorized Participant to change its account registration; and
(xi)	except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Portfolio in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Portfolio or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.
1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:
(i)	The Transfer Agent shall perform such other services for the Trust, on behalf of a Portfolio, that are mutually agreed to by the parties from time to time in writing, for which the Trust, on behalf of a Portfolio will pay such fees as may be mutually agreed upon in writing. The provision of such services shall be subject to the terms and conditions of this Agreement.
(ii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).
(iii)	Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to maintaining on behalf of the Portfolios such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement.
1.4	Authorized Persons. The Trust, on behalf of each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trust and as may be amended from time to time in writing, in receiving instructions to issue or redeem Creation Units. The Trust, on behalf of each Portfolio, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Portfolio (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Portfolio’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential Authorized Participants as related to Shares and Creation Units and shall obtain and retain due diligence records for each Authorized Participant; (ii) use reasonable efforts to ensure that each Authorized Participant’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such Authorized Participants have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the Authorized Participants is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.
1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.
1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Portfolio, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.
1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.                  FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule mutually agreed upon by the parties.

3.       REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.
3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.
3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.
3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.
3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.
3.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
3.7	It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.
3.8	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.
3.9	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.
3.10	No legal or administrative proceedings have been instituted or threatened which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST ON BEHALF OF THE PORTFOLIOS

Each Trust on behalf of its Portfolios represents and warrants to the Transfer Agent that:

4.1	The Trust is duly organized, existing and in good standing under the laws of the state of its formation.
4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.
4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.
4.4	The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.
4.5	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.
4.6	Where information provided by the Trust or its Authorized Participants includes personal information (meaning any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, but does not include business contact information of the Trust’s employees, information that is lawfully made available from federal, state, or local government records or that is deidentified or aggregate consumer information) (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts.
4.7	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.
4.8	No legal or administrative proceedings have been instituted or threatened which would materially impair the Trust’s ability to perform its duties and obligations under this Agreement.

5.	DATA ACCESS AND PROPRIETARY INFORMATION
5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the Confidential Information (as defined in Section 10.1 below) of the Trust. The Trust, on behalf of itself and the Portfolios, agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents, to:
(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to in writing between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation provided to the Trust;
(ii)	refrain from copying or duplicating in any way the Proprietary Information;
(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;
(iv)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent; and
(v)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.
5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement. Proprietary Information may be disclosed to the Trust’s officers, trustees, employees, contractors and auditors on a strictly need-to-know basis and as required by law.
5.3	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall promptly endeavor to correct such failure at no additional charge to the Trust. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FOR AVOIDANCE OF DOUBT, NOTHING IN THIS SUB-SECTION 5.3 SHALL EXCUSE TRANSFER AGENT FOR ANY FAILURE TO PERFORM THE SERVICES IN ACCORDANCE WITH THE STANDARD OF CARE SET FORTH IN SECTION 7 AND THE TERMS OF THIS AGREEMENT.

5.4	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.
5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.
5.6	The Trust may disclose Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Trust; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to prevent such disclosure or obtain a protective order concerning such disclosure.
5.7	Notwithstanding Section 5.1, the Trust is granted a non-exclusive, non-transferable and perpetual right to use reports generated in connection with the Trust’s receipt of transfer agency services hereunder; provided, however, that (i) such use is limited to the Trust’s internal business purposes and (ii) such reports may not be re-distributed by the Trust except in the ordinary course of its business to Authorized Participants and internal organizations for informational purposes

6.	RESERVED
7.	STANDARD OF CARE / LIMITATION OF LIABILITY
7.1	The Transfer Agent shall at all times act in good faith without negligence and agrees to exercise the reasonable level of skill, care and diligence of a professional provider to exchange-traded funds of transfer agency services in its performance of all services performed under this Agreement. The Transfer Agent shall have no liability for any error of judgment or mistake of law or for any loss or damage, including encoding and payment processing errors, resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith, fraud or willful misconduct of the Transfer Agent, its officers or employees. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.
7.2	In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to the Transfer Agent’s total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust or the Portfolios including, but not limited to, any liability relating to qualification of the Trust or a Portfolio as a regulated investment company or any liability relating to the Trust’s or a Portfolio’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period; provided that such limitation on liability shall not apply to the Transfer Agent’s gross negligence or intentional misconduct. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period has occurred. “Gross negligence” shall mean conduct that rises to the level of reckless disregard of an obligation owed under this Agreement or reckless disregard in the discharge of such obligation. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2021 shall be the date of this Agreement through December 31, 2021, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2022 and terminating on December 31, 2022 shall be the date of this Agreement through December 31, 2021, calculated on an annualized basis. Except for actions of a party that constitute gross negligence or intentional misconduct, in no event shall either party be liable for any special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.
8.	INDEMNIFICATION
8.1	The Transfer Agent shall not be responsible for, and the Trust on behalf of a Portfolio, shall indemnify and hold the Transfer Agent harmless from and against,

any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions by Transfer Agent are taken in good faith and using reasonable care, skill and diligence that is consistent with the standard of care set forth in Section 7 of this Agreement;
(ii)	the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;
(iii)	the Trust’s gross negligence or willful misconduct;
(iv)	reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers or the Trust’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Trust or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons, provided that in all cases the Transfer Agent has satisfied the standard of care set forth in Section 7 of this Agreement;
(v)	the offer or sale of Creation Units in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;
(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent; and
(vii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2	At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with its own legal counsel at its own expense with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel provided the Transfer Agent’s actions meet the standard of care set forth in Paragraph 7. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting in good faith upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.
9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT
9.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:
(i)	A copy of the resolution of the Board of Trustees of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.
(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.
9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.
9.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner and for such periods as it may deem advisable and as may be required by the laws and regulations applicable to it with respect to its services as transfer agent as contemplated hereunder, such as those required under the 1940 Act and including, but not limited to, those under Section 31 thereof and Rule 6c-11 thereunder. To the extent required by the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the

Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request at no cost to the Trust. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. Subject to restrictions under applicable law, the Transfer Agent shall also obtain an undertaking to permit the Trust's independent public accountants reasonable access to the electronic records of any agent of the Transfer Agent which has physical possession of any electronic records related to the Transfer Agent’s services provided hereunder and as may be required in connection with the examination of the Trust's books and records. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses as mutually agreed upon by the parties, as well as the reasonable fees and expenses of the Transfer Agent’s counsel incurred in such production. The Transfer Agent will cooperate with the Trust’s independent accountants and take all reasonable actions in the performance of its obligations under this Agreement to provide such information as may be reasonable requested by the Trust from time to time, to such accountants for the expression of their opinion.

9.4	The Transfer Agent agrees that it will store all records in a manner that ensures their accuracy and accessibility for as long as they are needed for the Transfer Agent to meet its recordkeeping obligations under this Agreement and consistent with the 1940 Act. The Transfer Agent shall have documented policies, standards and guidelines for converting or migrating data from one record system to another. The Transfer Agent agrees that systems for electronic records must be designed so that records will remain accessible and accurate through any kind of system changes, for the entire period of the Transfer Agent’s recordkeeping obligations under this Agreement and consistent with the 1940 Act. Where such processes do occur, evidence of these processes shall be retained, along with details of any variation in records design and format. This provision 9.4 shall survive the termination of this Agreement.
10.	CONFIDENTIALITY AND USE OF DATA
10.1	All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential (“Confidential Information”). Confidential Information for purposes hereof shall include information traditionally recognized as confidential, such as financial information, strategies, security practices, portfolio holdings, portfolio trades, product and business proposals, business plans, and the like, and, in the case of the Trust, any Personal Information. Subject to Section 10.2 below, all Confidential Information provided under this

Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. In addition, the Receiving Party will exercise at least the degree of care that the Receiving Party exercises with respect to maintaining the confidentiality of its own proprietary or Confidential Information that it desires not to be disclosed to a third party but in no event less than a commercially reasonable degree of care. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. As it relates to (c) in the foregoing, unless otherwise prohibited by law the Receiving Party shall promptly notify the Disclosing Party of the demand to disclose such information.
The Receiving Party shall promptly notify the Disclosing Party in writing of any breach or suspected breach of this Section 10.1 of which the Receiving Party becomes aware.

10.2	(i) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 10.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or the Portfolios and share such information with its Affiliates, agents and service providers who have a need to know such information in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(ii)       Except as expressly contemplated by this Agreement, nothing in this Section 10.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this section 10.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

10.3	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.
10.4	As required by law, the Receiving Party agrees to delete from its records any Personal Information disclosed to it by the Disclosing Party, and to ensure the deletion of such information from the records of any employee, agent, affiliate, or contractor of the Receiving Party.

11.	Effective period and termination

This Agreement shall remain in full force and effect until terminated by either party by giving one hundred twenty (120) days’ written notice to the other. Either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. This Agreement shall automatically terminate upon the termination, with respect to the Trust, of the Global Custody Agreement dated as of December 14, 2006 between the parties hereto, as amended from time to time. Upon termination of this Agreement, the Trust on behalf of a Portfolio, shall pay the Transfer Agent its compensation due up to the effective date of termination.

Upon notice of termination of this Agreement for any reason, Transfer Agent and the Trust agree to provide their reasonable cooperation to effect an orderly transition of Transfer Agency's duties and responsibilities hereunder to a new service provider selected by the Trust or to the Trust as soon as reasonably practicable. Such cooperation shall include the development and implementation by the parties of a mutually-agreed conversion plan for the orderly migration of the services herein. For the purpose of successful migration of such services, the parties may agree to have this Agreement remain in effect for an additional period after the termination date (the "Extension Period"). During the Extension Period, Transfer Agent shall perform such services as the parties in good faith agree are reasonably necessary to facilitate the orderly transition of the services herein to the successor service provider or to the Trust. Any such services shall be provided by Transfer Agency under the terms and conditions, and subject to payment of the fees and charges to be mutually agreed upon by the parties, applicable to the performance of the services under this Agreement on the date of notice of termination.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Portfolio.

12.	Additional portfolios

In the event that the Trust establishes one or more series of Shares in addition to the Portfolios listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

13.	assignment
13.1	Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.
13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust and the Portfolios. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.
13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 14, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.
14.	DELEGATION

The Transfer Agent shall retain the right to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate” and collectively, the “Delegates”), to provide or assist it in the provision of any part of the services stated herein, without the consent or approval of the Trust. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Unless otherwise agreed, the Transfer Agent shall be responsible for the compensation of its Delegates.

The Transfer Agent will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this Section 14 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.              miscellaneous

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.
15.2	New York Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without giving effect to any conflicts of law rules thereof.
15.3	Force Majeure. Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption (provided that with respect to the Transfer Agent that it has complied with its obligations under Section 15.17 of this Agreement).
15.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the Confidential Information of the Trust that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.
15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement for any reason.
15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.
15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.
15.8	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.
15.9	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.
15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
15.12	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile or email transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)       If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Institutional Services Americas

One Lincoln Street

Boston, MA  02111

Attention:  Senior Vice President and Senior Managing Counsel

(b)       If to the Trust, to:

Capital Research and Management Company

333 South Hope Street

Los Angeles, CA 90071

Attn: Greg Niland

Telephone: (757) 670-4656

Email: Greg_Niland@capgroup.com

15.13	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.
15.14	No Publicity. Neither party shall use the other party’s name, trademarks, service marks, logos, trade names and/or branding for marketing or publicity purposes, without such other party’s written consent.
15.15	Limitation of Liability of the Trustees. A copy of the Certificate of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that the Trust’s Agreement and Declaration of Trust is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of the Agreement and Declaration of Trust is not binding upon any of the Trustees individually but is binding only upon the assets and property of the applicable Portfolio.
15.16	Several Obligations of each Trust and Portfolio by Portfolio Basis. With respect to any obligations of a TRUST arising OUT OF THIS AGREEMENT, The transfer Agent shall look for payment or satisfaction of any such obligation solely to THE ASSETS AND PROPERTY OF THE trust TO WHICH SUCH obligation relates as though that TRUST had separately contracted with the transfer Agent by separate written agreement. The rights and benefits to which a given trust is entitled hereunder shall be solely those of such trust and no other TRUST hereunder shall receive such benefits. In addition, this Agreement is executed by a Trust with respect to each of its Portfolios and the obligations hereunder of a Trust or any Portfolio of a Trust are not binding upon any of the trustees, directors, officers or shareholders of a Trust or a Portfolio individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio, under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Portfolio and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

15.17	Business Continuity. The Transfer Agent shall at all times maintain a business contingency plan and a disaster recovery plan and shall take commercially reasonable measures to maintain and periodically test such plans. Such plans shall be consistent in all material respects with applicable prevailing industry practices and standards and designed to permit the Transfer Agent to resume the provision of the services under this Agreement as soon as reasonably practicable following any event which prevents the Transfer Agent from providing such services. The Transfer Agent shall promptly implement such plans following the occurrence of an event that results in an interruption or suspension of the Transfer Agent’s provision of services pursuant to this Agreement. The Transfer Agent shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control. The Transfer Agent shall make reasonable provision for periodic back-up of the computer files and data with respect to the Trust and its Portfolios and emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Transfer Agent shall discuss with the Trust its business contingency and disaster recovery plans and/or provide a high-level presentation summarizing such plans.
15.18	Compliance Program. The Transfer Agent shall use commercially reasonable efforts to provide the Trust with such reports as the Trust may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-l of the 1940 Act or similar legal and regulatory requirements. Upon reasonable request by the Trust, the Transfer Agent shall also provide to the Trust sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

State Street Bank and Trust Company
By:	/s/ Louis Abruzzi
	Name:	Louis Abruzzi
	Title:	Senior Vice President

each trust listed on SCHEDULE a ATTACHED HERETO, on behalf of itself or its listed portfolios By: Capital Research and Management Company
By:	/s/ Michael J. Triessl
	Name:	Michael J. Triessl
	Title:	Authorized Signatory

Schedule A

UPDATED AND EFFECTIVE AS OF SEPTEMBER 7, 2022

to the

TRANSGFER AGENCY AND SERVICE AGREEMENT

Dated as of December 10, 2021

LIST OF TRUSTS AND PORTFOLIOS

Capital Group Core Equity ETF

Capital Group Growth ETF

Capital Group International Focus Equity ETF

Capital Group Dividend Value ETF

Capital Group Global Growth Equity ETF

Capital Group Fixed Income ETF Trust

Capital Group Core Plus Income ETF

Capital Group Short Duration Income ETF

Capital Group U.S. Multi-Sector Income ETF

Capital Group Municipal Income ETF

IN WITNESS WHEROF, each of the undersigned has caused this updated Schedule A to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH TRUST LISTED ON THIS SCHEDULE A

By: Capital Research and Management Company

By:/s/ Michael J. Triessl________________

Name: Michael J. Triessl

Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY

By: /s/ Louis Abruzzi__________________

Name: Louis Abruzzi__________________

Title: Senior Vice President_____________

Execution Version

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of December 10, 2021, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each trust listed on Schedule A attached hereto (which Schedule A may be updated from time to time in writing by the parties hereto) (each such trust being referred to as a/the “Trust”).

WHEREAS, each Trust is an open-end management investment company and may be comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto intending to be legally bound hereby agree as follows:

1.       Appointment of Administrator

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein. The Trust currently consists of the Funds and their respective classes of shares as listed in Schedule A to this Agreement (for any Trust without Funds, references in this Agreement to one or more “Fund(s)” of such Trust shall be deemed to refer to such Trust). In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust, on behalf of a Fund shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2.       Delivery of Documents

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.       The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	A certificate of the Trust authorizing certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses.

3.       Representations and Warranties of the Administrator

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Administrator’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

g.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

h.	It will comply with all laws applicable to the Administrator with respect to its provision of services under this Agreement.

4.       Representations and Warranties of the Trust

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest; and

i.	Where information provided by the Trust or the Trust’s authorized participants includes “Personal Information” (as such term is defined in Section 9 below), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the

Administrator may perform any of the services, and, subject to Section 9, may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties in writing from time to time, for which the Trust will pay such fees as may be mutually agreed upon. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

The Administrator and the Trust may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement in a “Service Level Agreement.”  The parties agree that such document would reflect performance goals and any failure to perform in accordance with the provisions thereof would not in and of itself be considered  a breach of contract that gives rise to contractual or other remedies. The Service Level Agreement would be subject to the terms of this Agreement. Following any dispute relating to the performance goals set forth in a Service Level Agreement, the parties agree to meet to resolve the matter in a mutually satisfactory manner, and to escalate to senior management as appropriate.

6.	Compensation of Administrator; Expense Reimbursement; Trust Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust and the Administrator.

The Trust shall promptly reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s written request or with the Trust’s written consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Administrator shall invoice the Trust such fees and expenses as set forth in the fee schedule between the Trust and the Administrator.

7.       Instructions and Advice

       At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions or the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of the Administrator’s own counsel at its own expense on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice; provided that, the Administrator has not breached the standard of care set forth in Section 8 of the Agreement. The Administrator will cooperate with the Trust’s independent accountants and take all reasonable actions in the performance of its obligations under this Agreement to provide such information as may be reasonable requested by the Trust from time to time, to such accountants for the expression of their opinion.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith and in reasonable reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons; provided that, the Administrator has not breached the standard of care set forth in Section 8 of the Agreement. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.       Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided herein, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall at all times act in good faith without negligence and agrees to exercise the reasonable level of skill, care and diligence of a professional provider to exchange-traded funds of fund administration and fund accounting services in its performance of all services performed under this Agreement. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reasonable reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith, fraud or willful misconduct of the Administrator, its officers or employees. Except for actions of a party that constitute gross negligence or intentional misconduct, neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, reasonable attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to the total annual compensation earned by Administrator and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust or the Funds including, but not limited to, any liability relating to qualification of the Trust or a Fund as a regulated investment company or any liability relating to the Trust’s or a Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period; provided that such limitation on liability shall not apply to the Administrator’s gross negligence or intentional misconduct. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. “Gross negligence” shall mean conduct that rises to the level of reckless disregard of an obligation owed under this Agreement or reckless disregard in the discharge of such obligation. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2021 shall be the date of this Agreement through December 31, 2021, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2022 and terminating on December 31, 2022 shall be the date of this Agreement through December 31, 2021, calculated on an annualized basis.

Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption (provided that the Administrator has complied with the obligations set forth in the following paragraph).

The Administrator shall at all times maintain a business contingency plan and a disaster recovery plan and shall take commercially reasonable measures to maintain and periodically test such plans. Such plans shall be consistent in all material respects with applicable prevailing industry practices and standards and designed to permit the Administrator to resume the provision of the services under this Agreement as soon as reasonably practicable following any event which prevents the Administrator from providing such services. The Administrator shall promptly implement such plans following the occurrence of an event that results in an interruption or suspension of the Administrator’s provision of services pursuant to this Agreement. The Administrator shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control. The Administrator shall make reasonable provision for periodic back-up of the computer files and data with respect to the Trust and its Funds and emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Trust the Administrator’s business contingency and disaster recovery plans and/or provide a high-level presentation summarizing such plans.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator in connection with the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon good faith reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The indemnified party agrees to notify the indemnifying party of any such claim promptly in writing (provided that any omission to so notify the indemnifying party will not relieve the indemnifying party of its indemnity obligations, except to the extent that such omission materially prejudices the indemnifying party) and to allow the indemnifying party to control the proceedings. The indemnified party agrees to reasonably cooperate with the indemnifying party during such proceedings. The indemnifying party agrees to keep the indemnified party reasonably apprised as to the status of the matter.

9.       Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential (“Confidential Information”). Confidential Information for purposes hereof shall include information traditionally recognized as confidential, such as financial information, strategies, security practices, portfolio holdings, portfolio trades, product and business proposals, business plans, and the like. In the case of the Trust, Confidential Information shall also include, without limitation, any personal information (meaning any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, but does not include business contact information of the Trust’s employees, information that is lawfully made available from federal, state, or local government records or that is deidentified or aggregate consumer information) (“Personal Information”).  Subject to Section 10 below, all Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. In addition, the Receiving Party will exercise at least the degree of care that the Receiving Party exercises with respect to maintaining the confidentiality of its own proprietary or Confidential Information that it desires not to be disclosed to a third party but in no event less than a reasonable degree of care. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. As it relates to (c) in the foregoing, unless otherwise prohibited by law the Receiving Party shall promptly notify the Disclosing Party of any such demand or request.

The Receiving Party shall establish procedures to protect the security and confidentiality of the Disclosing Party information. The Receiving Party shall promptly notify the Disclosing Party in writing of any breach of this section of which Receiving Party becomes aware.

As required by law, the Receiving Party agrees to delete from its records any Personal Information disclosed to it by the Disclosing Party, and to ensure the deletion of such information from the records of any employee, agent, affiliate, or contractor of the Receiving Party.

10.       Use of Data

(a)               In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers who have a need to know such information in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and (ii) to carry out internal management of its business, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)       Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement and Administrator shall be responsible for any acts or omissions of its Affiliate, agent or service provider in connection with such party’s use or access to the Data.

11.       Compliance with Governmental Rules and Regulations; Records

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator shall comply will all applicable laws and regulations applicable to it in performing the services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses as mutually agreed upon by the parties, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production.

The Administrator agrees that it will store all records in a manner that ensures their accuracy and accessibility for as long as they are needed for the Administrator to meet its recordkeeping obligations under this Agreement and consistent with the 1940 Act. The Administrator shall have documented policies, standards and guidelines for converting or migrating data from one record system to another. The Administrator agrees that systems for electronic records must be designed so that records will remain accessible and accurate through any kind of system changes, for the entire period of the Administrator’s recordkeeping obligations under this Agreement and consistent with the 1940 Act. Where such processes do occur, evidence of these processes shall be retained, along with details of any variation in records design and format. This Section 11 shall survive the termination of this Agreement.

12.       Services Not Exclusive; Independent Contractor and Insurance

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust in writing from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust. Administrator is responsible for maintaining at all times during the term of this Agreement, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Administrator under this Agreement, subject to availability on commercially reasonable terms. Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Administrator shall furnish to the Trust a summary of the Administrator’s applicable insurance coverage.

13.       Effective Period and Termination

This Agreement shall remain in full force and effect until terminated by either party by giving one hundred twenty (120) days’ written notice to the other. Either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. This Agreement shall automatically terminate upon the termination, with respect to the Trust, of the Global Custody Agreement dated as of December 14, 2006 between the parties hereto, as amended from time to time. Upon termination of this Agreement, the Trust on behalf of a Fund shall pay Administrator its compensation due up to the effective date of termination.

Upon notice of termination of this Agreement for any reason, Administrator and Trust agree to provide their reasonable cooperation to effect an orderly transition of Administrator’s duties and responsibilities hereunder, including but not limited to transmittal of any records to a new service provider or administrator selected by the Trust or to the Trust as soon as reasonably practicable. Such cooperation shall include the development and implementation by the parties of a mutually-agreed conversion plan for the orderly migration of the services herein. For the purpose of successful migration of such services, the parties may agree to have this Agreement remain in effect for an additional period after the termination date (the “Extension Period”). During the Extension Period, Administrator shall perform such services as the parties in good faith agree are reasonably necessary to facilitate the orderly transition of the services herein to the successor service provider or to the Trust. Any such services shall be provided by Administrator under the terms and conditions, and subject to payment of the fees and charges to be mutually agreed upon by the parties, applicable to the performance of the services under this Agreement on the date of notice of termination.

Sections 8, 9, 10 and 13 shall survive termination of this Agreement for any reason.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14.       Delegation

The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate” and collectively, the “Delegates”), to provide or assist it in the provision of any part of the services stated herein, without the consent or approval of the Trust. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed, the Administrator shall be responsible for the compensation of its Delegates.

The Administrator will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this Section 14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.       Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.       Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile or email transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:

Capital Research and Management Company

333 South Hope Street

Los Angeles, CA 90071

Attn: Greg Niland

Telephone: (757) 670-4656

Email: Greg_Niland@capgroup.com

If to the Administrator:

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Attn: Louis Abruzzi, Senior Vice President

Telephone: (617) 662-0300

With a copy to:

State Street Bank and Trust Company

Legal Division – Institutional Services Americas

One Lincoln Street

Boston, MA  02111

Attention:  Senior Vice President and Senior Managing Counsel

17.       Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.       Assignment

This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) the Administrator without the written consent of the Trust, which consent shall not be unreasonably withheld and provided that such assignment shall be in compliance with applicable law.

19.       Successors

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

20.       Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the Confidential Information that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.

21.       Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.       Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.       Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.       Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.

25.       No Publicity; Reproduction of Documents

Neither party shall use the other party’s name, trademarks, service marks, logos, trade names and/or branding for marketing or publicity purposes, without such other party’s written consent.

       This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.       Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.       Several Obligations of each Trust and Fund by Fund Basis.

With respect to any obligations of a TRUST arising out of this agreement, the administrator shall look for payment or satisfaction of any such obligation solely to THE ASSETS AND PROPERTY OF THE trust TO WHICH SUCH obligation relates as though that trust had separately contracted with the administrator by separate written agreement. The rights and benefits to which a given trust is entitled hereunder shall be solely those of such TRUST and no other TRUST hereunder shall receive such benefits. In addition, this Agreement is executed by a Trust with respect to each of its Funds and the obligations hereunder of a Trust or any Fund of a Trust are not binding upon any of the trustees, directors, officers or shareholders of a Trust or a Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund, under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Fund and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

28.        Compliance Program.

The Administrator shall use commercially reasonable efforts to provide the Trust with such reports as the Trust may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-l of the 1940 Act or similar legal and regulatory requirements. Upon reasonable request by the Trust, the Administrator shall also provide to the Trust sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH TRUST LISTED ON SCHEDULE A ATTACHED HERETO

By: Capital Research and Management Company

By: /s/ Michael J. Triessl

Name: Michael J. Triessl

Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY

By: /s/ Louis Abruzzi

Name: Louis Abruzzi

Title: Senior Vice President

SCHEDULE A

UPDATED AND EFFECTIVE AS OF SEPTEMBER 7, 2022

to the

ADMINISTRATION AGREEMENT

Dated as of December 10, 2021

Listing of Trusts and Funds

Trusts/Funds:

Capital Group Core Equity ETF

Capital Group Growth ETF

Capital Group International Focus Equity ETF

Capital Group Dividend Value ETF

Capital Group Global Growth Equity ETF

Capital Group Fixed Income ETF Trust

Capital Group Core Plus Income ETF

Capital Group Short Duration Income ETF

Capital Group U.S. Multi-Sector Income ETF

Capital Group Municipal Income ETF

IN WITNESS WHEROF, each of the undersigned has caused this updated Schedule A to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH TRUST LISTED ON THIS SCHEDULE A

By: Capital Research and Management Company

By:/s/ Michael J. Triessl________________

Name: Michael J. Triessl

Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY

By: /s/ Louis Abruzzi__________________

Name: Louis Abruzzi__________________

Title: Senior Vice President_____________

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Accounting Services as described in Schedule B2; and

III.	N-PORT Services as described in Schedule B3 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Prepare and furnish total return performance information for a Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

f.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

h.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

Schedule B2

Fund Accounting Services

·	Asset setup, pricing and validation
·	Trade processing, capture, verification and validation
·	Investment income – such as interest income, discount accretion and premium amortization, tax accruals, tax reclaims, book v/s tax income recognition, aged income and research
·	Corporate actions and dividends sourcing, recording (such as class actions) and analysis
·	Month-end closing functions
·	Tax Efficient Lot Selection (iTels);
·	In-kind transitions – subscription and redemptions
·	Record general ledger entries, including expenses;
·	Calculate daily income;
·	Reconciliations
-	Daily activity to the trial balance;
-	Cash reconciliation – accounting to custody
-	Asset reconciliation – accounting to custody
-	Position, cost and market value reconciliation
-	Total net assets reconciliation
-	Profit and loss analytics
·	Calculate net asset value and dissemination;
·	Create trial balances, including summary of assets, liabilities, income, expense and capital accounts;
·	Transmit net asset value per share of each Fund to the Transfer Agent, the Distributor, the NYSE, NASDAQ and such other entities as directed in writing by the Trust;
·	On each day a Fund is open for the purchase or redemption of Fund interests, compute the number of Fund interests of each Deposit Security to be included in the current Fund Deposit (as defined in the Prospectus) and the Fund Securities and transmit such information to the NSCC.

The Trust shall provide timely prior notice to the Administrator of any modification in the manner in which the calculations set forth above are to be performed as prescribed in any revision to the Trust's governing documents. The Administrator may rely upon the information it receives from the Trust or any authorized third party. The Administrator shall have no responsibility to confirm or otherwise verify the accuracy or completeness of any data supplied to it by or on behalf of the Trust.

SCHEDULE B3

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”, and for purposes of this Schedule B3, the “Services”)

(a)         Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

  Subject to the receipt of all required data, documentation, assumptions, information and assistance from each Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Trusts not administered by the Administrator or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust.

  Each Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

  Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of each Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each portfolio (the “Portfolio”) of the Trusts as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trusts. The Form N-CEN Services will be provided to each Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

Trust Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services.

The provision of the Services to each Trust by the Administrator is subject to the following terms and conditions:

1.       The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust

Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services, by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Trusts, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that each Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and each Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

·	SEC filing classification of the Trust (i.e., small or large filer);
·	Identification of any data sourced from third parties;
·	Identification of any securities reported as Miscellaneous; and
·	Any Explanatory Notes included in N-PORT Section E.

2.       Each Trust acknowledges that it has provided to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

·	Investment classification of positions;
·	Assumptions necessary in converting data extracts;
·	General operational and process assumptions used by the Administrator in performing the Services; and
·	Assumptions specific to the Trust.

Each Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. Each Trust acknowledges and agrees on the following matters:

(A)       Each Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. Excluding any representations and warranties provided by Administrator under the Agreement or in this Schedule B3, none of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B) Each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this

Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. The Administrator represents and agrees that it shall comply with all laws and regulations applicable to it in performing the Services.

(C)       Each Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials”) (provided that the term “Materials” shall not include a Fund’s raw data, including Fund raw data provided by third parties, or the as-filed versions of a Fund’s Form N-PORT, Form N-CEN, or Portfolio of Investments filings) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, or profit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof, other than with respect to the Materials and only as otherwise expressly permitted by this Section 3(C); (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

       (D) The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E) The Services, the Materials and all Confidential Information of the Administrator (as Confidential Information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s Confidential Information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s Confidential Information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust. The Administrator agrees not to identify the Trust Party as the source of such Feedback.

(F) The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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ANNEX 1

To Schedule B3

UPDATED AND EFFECTIVE AS OF SEPTEMBER 7, 2022

to the

ADMINISTRATION AGREEMENT

Capital Research

Further to the Administration Agreement dated as of December 10, 2021 between each Trust party thereto and State Street Bank and Trust Company (the “Administrator”), each Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Trusts/Funds as applicable:

Form N-PORT Services

NAME OF TRUST

Capital Group Core Equity ETF

Capital Group Growth ETF

Capital Group International Focus Equity ETF

Capital Group Dividend Value ETF

Capital Group Global Growth Equity ETF

Capital Group Fixed Income ETF Trust

Capital Group Core Plus Income ETF

Capital Group Short Duration Income ETF

Capital Group U.S. Multi-Sector Income ETF

Capital Group Municipal Income ETF

Service Type Standard N-PORT and N-CEN Reporting Solution (Data and Filing)

Form N-CEN Services

NAME OF TRUST

Capital Group Core Equity ETF

Capital Group Growth ETF

Capital Group International Focus Equity ETF

Capital Group Dividend Value ETF

Capital Group Global Growth Equity ETF

Capital Group Fixed Income ETF Trust

Capital Group Core Plus Income ETF

Capital Group Short Duration Income ETF

Capital Group U.S. Multi-Sector Income ETF

Capital Group Municipal Income ETF

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

EACH TRUST LISTED ON THIS ANNEX 1	STATE STREET BANK AND TRUST COMPANY
By: Capital Research and Management Company By: /s/ Michael J. Triessl Name: Michael J. Triessl Title: Authorized Signatory	By: /s/ Louis Abruzzi Name: Louis Abruzzi Title: Senior Vice President :